                                                                      EXHIBIT 99

                     BIG BUCK BREWERY & STEAKHOUSE ANNOUNCES
                            SHARE REPURCHASE PROGRAM

GAYLORD, Mich., May 29 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq: BBUC) announced today that its Board of Directors has approved a share repurchase program pursuant to which the company may purchase up to 250,000 shares of the company's common stock in open market or block purchase transactions from time to time over the next six months. The 250,000 shares represent approximately 4.1% of the 6,083,358 shares of common stock currently outstanding.

"We believe that our common stock is significantly undervalued," said President and Chief Executive Officer William F. Rolinski. "Therefore, the board of directors believes that a share repurchase program represents a good investment of available funds."

The share repurchase program is designed to enhance the attractiveness of the company's common stock to investors by reducing the number of outstanding shares of common stock. Repurchased shares will constitute authorized but unissued shares of the company.

ABOUT THE COMPANY

Big Buck Brewery & Steakhouse, Inc. operates restaurant-brewpubs in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers. In August 2000, the Company opened its fourth unit in Grapevine, Texas, a suburb of Dallas. This unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the Company and Bass Pro Outdoor World, L.L.C.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect management's expectations, estimates and assumptions, based on information available at the time the content was prepared. Words such as "expect," "expectation," "anticipate," "believe," "plan," "intend," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such forward-looking statements, including, but not limited to, the following: the availability of financing for operations and repayment of indebtedness; possible adverse results from pending legal proceedings; and risks associated with the operation of restaurants, including risks that sales levels may be lower than projected or that operating costs may be greater than anticipated. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company's Securities and Exchange Commission reports, including its annual report on Form 10-KSB for the year ended December 30, 2001 and its quarterly report on Form 10-QSB for the quarter ended March 31, 2002.

Contact:
Anthony P. Dombrowski
Chief Financial Officer
(989) 731-0401